Exhibit 8.2

P I N H E I R O N E T O

A D V O G A D O S

São Paulo, May 7, 2012.

REF:

Opinion of Pinheiro Neto Advogados, Brazilian Counsel to the Registrant, as to Brazilian Tax Consequences of the Exchange Offer.

LAN Airlines S.A.

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Ladies and Gentlemen,

We have acted as special Brazilian tax counsel to LAN Airlines S.A., a corporation incorporated under the laws of Chile (the “Company”), in connection with the preparation and filing of the Registration Statement on Form F-4 of the Company and Holdco II S.A., as amended or supplemented through the date hereof (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussions under the captions “Questions and Answers about the Proposed Combination”, “Summary – Brazilian Tax Consequences” and “The Exchange Offer — Brazilian Tax Consequences” in the Registration Statement, with respect to Brazilian tax legal matters and subject to the conditions and limitations described therein, set forth our opinion with respect to the material Brazilian tax considerations applicable generally to the exchange of Tam S.A. shares and Tam S.A. ADSs (as that term is defined in the Registration Statement) pursuant to the exchange offer.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Taxation— Brazilian Tax Consequences” in the Registration Statement.

Very truly yours,

\s\ Giancarlo Matarazzo

Pinheiro Neto Advogados

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